UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): 12/6/2007

Owens Corning

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 1-33100

Delaware	43-2109021
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway, Toledo, OH 43659

(Address of Principal Executive Offices, Including Zip Code)

419-248-8000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Owens Corning 2006 Stock Plan (the “Original Plan”) was originally established in October 2006. At the Annual Meeting of Stockholders of Owens Corning (the “Company”) held on December 6, 2007, the stockholders approved the Amended and Restated Owens Corning 2006 Stock Plan (the “Amended Plan”), which increased the number of shares issuable under, and amended certain other provisions of, the Original Plan.

The following is a brief description of the terms of the Amended Plan and is qualified in its entirety by reference to the full text of the Amended Plan attached hereto as Exhibit 10.1. Please refer to Exhibit 10.1 for a more complete description of the terms of the Amended Plan.

Types of Awards

The Amended Plan permits the granting of stock options, stock appreciation rights, performance share units, restricted stock, other stock-based grants and dividend equivalents.

Eligible Participants

The Amended Plan will be administered by the Company’s Compensation Committee (the “Compensation Committee”), which consists entirely of independent directors. The Compensation Committee has the authority to select the individuals to whom awards will be granted and the type and amount of each award, including any performance criteria and vesting requirements associated with such grants.

Maximum Number of Shares Authorized Under the Amended Plan

The Amended Plan increased the maximum number of shares available for grants under the plan by 3,750,000 shares, to a total of 12,600,000 shares, of which approximately 5,600,000 shares had been utilized for grants under the Original Plan as of December 1, 2007. No more than 300,000 shares may be granted to any individual in any given year under the Amended Plan. Shares underlying the unexercised or undistributed portion of any terminated, expired or forfeited award are available for further awards under the Amended Plan. Shares withheld or delivered for tax withholding or as the exercise price of a stock option are not available for future awards.

No awards may be made under the Amended Plan after December 6, 2017.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Owens Corning 2006 Stock Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owens Corning

Date:	December 10, 2007	By:	/s/ Stephen K. Krull
Stephen K. Krull
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Owens Corning 2006 Stock Plan.